Exhibit 99.1

FOR IMMEDIATE RELEASE
APRIL 16, 2003
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 836-4400

NORTHWEST INDIANA BANCORP REPORTS
QUARTERLY EARNINGS

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.4 million, or $0.53 per share for the quarter ended March 31, 2003, compared to $1.3 million, or $0.48 per share for the same period a year earlier. The current quarter’s earnings represent a 10.5% increase over the prior year. Return on assets (ROA) for the quarter was 1.22% and return on equity (ROE) was 14.57% according to David A. Bochnowski, Chairman and Chief Executive Officer.

     “Despite the uncertainty of world affairs and the national economy, our customers took advantage of the current low interest rate environment during the first quarter. Housing loan demand remained strong and commercial loan demand continued at a steady pace,” said Bochnowski.

     Bochnowski attributed the Bank’s performance to strong core earnings, increased income from banking activities, and operating efficiencies.

     Core earnings or net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $4.6 million for the current quarter, a 9.8% increase over the $4.2 million reported during the prior year.

     Income from banking activities increased by 17.0%. The improvement was due to increased income from fees and service charges and gains taken on the sales of loans and securities because of the change in the current interest rate environment.

     The Bancorp’s focus on being a low cost provider of high quality services is reflected in an efficiency ratio of 54.7% for the quarter. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period and indicates the Bank’s ability to manage operating costs.

     Despite the current general economic pressures, the Bank’s nonperforming loans to total assets remains at the manageable level of 0.59%, with no foreclosed real estate on the books. The Bank continues to maintain an adequate reserve for loan losses that was .97% of total loans at March 31, 2003.

     At March 31, 2003, total assets were $484.6 million. Shareholders equity stood at $39.6 million or 8.2% of total assets. The book value of the Bancorp’s stock stood at $14.46, with the last reported trade of Bancorp stock at $26.00 per share.

     The NorthWest Indiana Bancorp stock is quoted on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports files with the Securities and Exchange Commission.